Exhibit 4.6

Execution Version

AMENDED AND RESTATED OPTION AGREEMENT

THIS AMENDED AND RESTATED OPTION AGREEMENT (this “Agreement”) is made as August 10, 2020, (the “Effective Date”) by and among LianBio, an exempted company organized under the laws of the Cayman Islands (the “Company”), the subsidiaries of the Company as set forth in Schedule 1 hereto (the “Subsidiaries”) and the entities and persons holding equity securities (or vested and/or unvested rights to purchase equity securities) of one or more Subsidiaries set forth on Schedule 2 hereto (the “Holders”), to amend, restate and supersede the Option Agreement dated as of October 16, 2019 among the Company and certain other parties thereunder.

Section 1. Definitions.

(a) “Affiliate” shall mean, with respect to any Person, any Person that directly or indirectly is controlled by or controls such first Person, for as long as such control exists. For purposes of this definition, “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of a majority of voting securities, by contract or otherwise.

(b) “Arbitration Notice” shall have the meaning set forth in Section 5(f).

(c) “Claimant” shall have the meaning set forth in Section 5(f)(ii).

(d) “Dispute” shall have the meaning set forth in Section 5(f).

(e) “Exercise Packet” shall have the meaning set forth in Section 2(d).

(f) “Exercise Period” shall have the meaning set forth in Section 2(d).

(g) “Equivalent Lian Shares” shall have the meaning set forth in Section 2(a)(i).

(h) “Equivalent Lian Warrants” shall have the meaning set forth in Section 2(a)(ii).

(i) “Fair Market Value” or “FMV” shall mean the fair market value of the Company or a Subsidiary, as the applicable, that is determined by the Board of Directors of the Company (the “Board”) in good faith, after considering in good faith the opinion of an independent reputable international investment bank or other kind of financial advisor appointed by the Board regarding such valuation.

(j) “HKIAC” shall have the meaning set forth in Section 5(f)(i).

(k) “HKIAC Rules” shall have the meaning set forth in Section 5(f)(i).

(l) “IPO” shall mean the consummation of any underwritten initial public offering and listing of the ordinary shares of the Company on a securities exchange approved by the Board of Directors of the Company.

(m) “Joinder Agreement” shall mean joinder agreements to become a party to any stockholder agreements and/or investor rights agreements of the Company in effect at the time of the exercise.

(n) “Liquidity Event” shall mean an IPO or Trade Sale.

(o) “Notice of Exercise” shall mean a written Notice of Exercise in the form attached hereto as Exhibit A.

(p) “Notice of IPO” shall have the meaning set forth in Section 2(b).

(q) “Notice of Liquidity Event” shall have the meaning set forth in Section 2(c).

(r) “Notice of Trade Sale” shall have the meaning set forth in Section 2(c).

(s) “Person” shall mean any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

(t) “Respondent” shall have the meaning set forth in Section 5(f)(ii).

(u) “Securities Laws” shall mean the United States Securities Act of 1933, as amended from time to time, including any successor statutes.

(v) “Subsidiary Shares” of a Subsidiary shall mean ordinary shares of such Subsidiary that are not subject to vesting, such as vested restricted ordinary shares.

(w) “Subsidiary Warrants” of a Subsidiary shall mean unvested options, warrants and rights to purchase ordinary shares of such Subsidiary.

(x) “Trade Sale” shall mean (i) the closing of a sale, transfer, exclusive license or other disposition, in one transaction or a series of related transactions, of all or substantially all of the Company’s and its subsidiaries’ assets, taken as a whole or (ii) consummation of a merger or consolidation of the Company with or into another entity, except any merger or consolidation in which the holders of equity of the Company immediately prior to such merger or consolidation continue to hold a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary of another party immediately following such merger or consolidation, the parent entity of such surviving entity) approved by the Board of Directors of the Company.

Section 2. Option.

(a) Grant of Option.

(i)

Conversion of Subsidiary Shares into Equivalent Lian Shares. Each Holder of Subsidiary Shares shall have an option (the “Share Option”), which may be exercised during the Exercise Period, in accordance with Section 2(d), to convert the Subsidiary Shares held by such Holder into such number of ordinary shares of the Company as is equal to (NL–SH) (the “Equivalent Lian Shares”), where (NL–SH) shall be calculated as follows:

NL–SH =	NLCV–SH X PVLCV–SH
PVL–SH

Where,

NLCV–SH is the number of the applicable Subsidiary Shares held by such Holder as of the Notice Date;

PVLCV–SH is the per ordinary share FMV of such Subsidiary as of the Notice Date, which shall be equal to a fraction that is (A) the FMV of such Subsidiary as of the Notice Date divided by (B) the total outstanding number of ordinary shares of such Subsidiary as of the Notice Date, calculated on a fully-diluted and as-converted basis.

PVL-SH is the per ordinary share FMV of the Company as of the Notice Date, which shall be equal to a fraction that is (A) the FMV of the Company as of the Notice Date divided by (B) the total outstanding number of ordinary shares of the Company as of the Notice Date, calculated on a fully-diluted and as-converted basis.

A Holder of vested rights to purchase ordinary shares of a Subsidiary, such as warrants and options that are not subject to vesting, as well as unvested options which will become fully vested as a result of an IPO or Trade Sale, may first exercise its vested right and receive the corresponding Subsidiary Shares. Immediately afterwards, it can exercise its option to convert such number of Subsidiary Shares into the number of Equivalent Lian Shares through the use of the formula described in Section 2(a)(i) above.

(ii)

Conversion of Subsidiary Warrants into Equivalent Lian Warrants. Each Holder of Subsidiary Warrants shall have an option (together with the Share Option, the “Options”), which may be exercised during the Exercise Period in accordance with Section 2(d), to convert its Subsidiary Warrants into warrants to purchase such number of ordinary shares of the Company as is equal to (NL–W) (the “Equivalent Lian Warrants”), where NL–W shall be calculated as follows:

NL–W =	NLCV–W X (PVLCV-SH – PEx)
PVL–SH – PEx

Where,

NLCV–W is the number of ordinary shares of such Subsidiary that the Holder could purchase upon exercise of its Subsidiary Warrant as of the Warrant Conversion Date;

PVLCV–SH is the per ordinary share FMV of such Subsidiary as of the Warrant Conversion Date, which shall be equal to a fraction that is (A) the FMV of such Subsidiary as of the Warrant Conversion Date divided by (B) the total outstanding number of ordinary shares of such Subsidiary as of the Warrant Conversion Date, calculated on a fully-diluted and as-converted basis; and

PVL–SH is the per ordinary share FMV of the Company as of the Warrant Conversion Date, which shall be equal to a fraction that is (A) the FMV of the Company as of the Warrant Conversion Date divided by (B) the total outstanding number of ordinary shares of the Company as of the Warrant Conversion Date, calculated on a fully-diluted and as-converted basis.

PEx is the exercise price of such Subsidiary Warrant held by such Holder as of the Conversion Date, which will also be the exercise price of the Equivalent Lian Warrant(s) after the exercise of the Option.

(b) Notice of IPO. The Company shall notify all Holders in writing (in accordance with Section 5(c)) at least sixty (60) days prior to the filing of any registration statement for purposes of effecting an IPO of the Company (such notice, the “Notice of IPO”). The Notice of IPO shall set forth the intended date of the consummation of an IPO and a calculation of (i) the Equivalent Lian Shares to which each Holder of Subsidiary Shares is entitled and (ii) Equivalent Lian Warrants to which each Holder of Subsidiary Warrants is entitled, in each case, upon exercise of each such Holder’s option hereunder and (iii) copies of any Joinder Agreement or Agreements to be executed and delivered by each such Holder upon its exercise of its option hereunder.

(c) Notice of Trade Sale. The Company shall notify all Holders in writing (in accordance with Section 5(c)) at least sixty (60) days prior to the consummation of any Trade Sale of the Company (such notice, the “Notice of Trade Sale” and, together with the Notice of IPO, the “Notice of Liquidity Event” and the date of such Notice of Liquidity Event, the “Notice Date”). The Notice of Trade Sale shall set forth the intended date of the consummation of Trade Sale, and a calculation of (i) the Equivalent Lian Shares to which each Holder of Subsidiary Shares is entitled and (ii) Equivalent Lian Warrants to which each Holder of Subsidiary Warrants is entitled, in each case, upon exercise of each such Holder’s option hereunder and (iii) copies of any Joinder Agreement or Agreements to be executed and delivered by each such Holder upon its exercise of its option hereunder.

(d) Mechanics of Exercise. Within thirty (30) days following its receipt of a Notice of Liquidity Event (the “Exercise Period”), each Holder may exercise its Option(s) hereunder by (i) submitting (in accordance with Section 5(c)) a notice of exercise packet (an “Exercise Packet”) containing each of the below listed items and (ii) sending (in accordance with Section 5(c)) a copy of each such item in the Exercise Packet to each Subsidiary in which the Holder holds Subsidiary Shares or Subsidiary Warrants, as applicable:

(i)	Executed Notice of Exercise, complete with the appropriate information;

(ii)

Original certificate(s) and/or instrument(s) evidencing all Subsidiary Shares or Subsidiary Warrants, as applicable, to be forfeited in exchange for the Equivalent Lian Shares or Equivalent Lian Warrants, as applicable; and

(iii)	Executed Joinder Agreement(s).

(e) Effectiveness. Each Holder’s exercise of its Option hereunder, if properly exercised in accordance with Section 2(d), shall be deemed to be exercised as of immediately prior to and contingent upon the consummation of the applicable Liquidity Event and the Holder or any other person so designated to be named therein shall be deemed to have become the holder of record of such shares (including to the extent permitted by law the right to vote such shares or to consent or to receive notice as stockholders) at such time. Upon the consummation of such Liquidity Event, the Company shall, or shall cause its successor to, issue to each Holder who properly exercises its Option in accordance with Section 2(d) stock certificates, book entry notations or other instruments evidencing the Equivalent Lian Shares and/or Equivalent Lian Warrants to which such Holder is entitled in accordance with Section 2(a)(i) and Section 2(a)(ii), as applicable. If, following a Holder’s submission of its Exercise Packet, the Company subsequently fails to consummate the Liquidity Event on or prior to the one (1) year anniversary of the intended date of the consummation of Liquidity Event as set forth in the Notice of Liquidity Event, the Company shall return to such Holder the items delivered by such Holder pursuant to Section 2(d)(ii), and the Option shall be deemed not to have been exercised.

(f) Transfer Taxes. Each Holder shall be responsible for all transfer taxes resulting from the fact that any Equivalent Lian Shares are not in the name of the Holder.

(g) Validly Issued, Fully Paid and Non-Assessable. All Equivalent Lian Shares issuable upon the exercise of this Agreement in accordance with the terms hereof shall be validly issued, fully paid and non-assessable, and free from all liens and other encumbrances thereon, other than liens or other encumbrances set forth herein or created by the applicable Holder or restrictions upon transfer under federal or state securities laws.

(h) Fractional Shares. In no event shall any fractional Equivalent Lian Share be issued upon exercise of any option granted hereunder. If, upon a Holder’s exercise of its option hereunder, such Holder would, except as provided in this paragraph, be entitled to receive a fractional Equivalent Lian Share, then the Company shall either (i) deliver in cash to such holder an amount equal to such fractional interest, or (ii) issue a whole share in lieu of such fractional share.

Section 3. Rights of Shareholders.

Nothing contained herein shall be construed to confer upon any Holder, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of shares, reclassification of shares, change of par value or change of shares to no par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise unless and until the Holder’s exercise of its option hereunder is deemed effective pursuant to and in accordance with the terms and conditions of Section 2.

Section 4. Term and Termination.

(a) If a Holder has not exercised its option hereunder in accordance with Section 2(d) within the applicable Exercise Period, such Holder’s rights shall irrevocably terminate with respect to the Liquidity Event contemplated by the Notice of Liquidity Event triggering the commencement of such Exercise Period immediately as of the expiration of such Exercise Period, without any further action by the parties.

(b) This Agreement shall be effective as of the Effective Date and shall terminate immediately prior to the consummation of a Liquidity Event, without any further action by the parties; provided, that the terms and provisions of Section 2, Section 3 and Section 5 shall survive to the extent necessary to effectuate the provisions applicable in connection with any Holder’s valid exercise of an option hereunder in connection with such Liquidity Event.

Section 5. Miscellaneous.

(a) Assignment. This Agreement shall not be assignable by the Holder to any third party without the prior written approval of the Company, however, that Holder may assign or transfer this Agreement together with the Warrant and all of its rights and obligations hereunder and thereunder, without such consent (but with written notice to Company) to an Affiliate, so long as such Person remains an Affiliate of Holder.

(b) Amendments. Subject to Section 5(d), the terms of this Agreement may be amended, and the observance of any term herein may be waived, with the prior written consent of the Company, the Holders of a majority of the Subsidiary Shares and Subsidiary Warrants (voting together, on an as-if converted basis). In addition, no amendment, termination or waiver shall adversely affect any Holder in a manner that is disproportionate to its holdings of Subsidiary Shares, rights or options to purchase the Subsidiary Shares or Subsidiary Warrants relative to the other Holders of the same class or series of securities unless such amendment, termination or waiver is agreed to in writing by a majority in interest of the disproportionately affected Holder(s).

(c) Notices Generally. All notices, deliveries and other communications given or made pursuant to the provisions hereof shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) two (2) business days after deposit with an internationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the Company at the address set forth in its signature page hereto and to the Subsidiaries and Holders at their respective addresses set forth in Schedule 1 and Schedule 2, respectively, or to such e-mail address, facsimile number or address as subsequently modified by written notice to the other party.

(d) Additional Holders. In the Company’s sole discretion, any entity or person holding equity securities (or vested and/or unvested rights to purchase equity securities) of one or more subsidiaries of the Company may join this Agreement as a Holder hereunder, provided that (i) the subsidiary of the Company in which such entity or person holds equity (or vested and/or unvested rights to purchase equity) executes and delivers to the Company a joinder agreement in substantially the form attached hereto as Exhibit B and (ii) such entity or person holding equity securities (or vested and/or unvested rights to purchase equity securities) of one or more subsidiaries of the Company executes and delivers to the Company a joinder agreement in substantially the form attached hereto as Exhibit C hereto. Thereafter, the subsidiary of the Company in which such entity or person holds equity (or vested and/or unvested rights to purchase equity) shall be deemed a “Subsidiary” for all purposes hereunder and Schedule 1 hereto shall be updated to reflect the addition of such Subsidiary, and such entity or person holding such equity securities shall be deemed a “Holder” for all purposes hereunder and Schedule 2 hereto shall be updated to reflect the addition of such Holder. For the avoidance of doubt, amendments to Schedule 1 and Schedule 2 pursuant to this Section 5(d) shall not require the consent of the Holders.

(e) Governing Law. In all respects, including all matters of construction, validity and performance, this Agreement and the obligations arising hereunder shall be governed by, and construed and enforced in accordance with the laws of the Cayman Islands, without giving effect to any choice of law rule that would cause the application of the laws of any other jurisdiction.

(f) Dispute Resolution. Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be settled by the parties amicably through good faith discussions upon the written request of any party. In the event the Dispute is not resolved thereby within a period of thirty (30) days) after such request has been given, such Dispute shall be referred to and conclusively determined by arbitration upon the demand of any party to the dispute with notice (the “Arbitration Notice”) to the other party or parties.

(i)

The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules.

(ii)

The disputing parties may jointly select one (1) arbitrator, or agree that the Chairman of HKIAC shall select the arbitrator. In the absence of such agreement, there shall be three (3) arbitrators, the claimant to the Dispute, or in the case of multiple claimants, all such claimants acting collectively (the “Claimant”) shall select one (1) arbitrator and the respondent to the Dispute, or in the case of more than one respondent, the respondents acting collectively (the “Respondent”) shall select one (1) arbitrator. All selections shall be made within thirty (30) days after the selecting party gives or receives the demand for arbitration. Such arbitrators shall be freely selected, and neither the Claimant nor the Respondent shall be limited in their selection to any prescribed list. The Chairman of HKIAC shall select the third arbitrator who will act as chair of the arbitration board. If any arbitrator to be appointed by a party has not been appointed and consented to participate within thirty (30) days after the selection of the first arbitrator, the relevant appointment shall be made by the Chairman of HKIAC.

(iii)

The arbitral proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this Section 5(f), including the provisions concerning the appointment of the arbitrators, the provisions of this Section 5(f) shall prevail.

(iv)

Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(v)	The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(vi)

The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive laws of the Cayman Islands (without regard to principles of conflict of laws thereunder) and shall not apply any other substantive law.

(vii)	Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(viii)	During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

(ix)

Notwithstanding the foregoing in this Section 5(f), the parties agree that each party shall have the right, without posting any bond, to seek preliminary injunction, temporary restraining order or other temporary relief from any court of competent jurisdiction.

(g) Entire Agreement. This Agreement together with all the schedules and exhibits hereto, constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

[The remainder of this page has been left intentionally blank]

IN WITNESS WHEREOF, each of the Company and the Subsidiary have caused this Agreement to be signed in its name by its respective duly authorized officer.

LIANBIO		LianBio
By: Name: Title:	/s/ Bing Li Bing Li Authorized Representative	c/o Ogier Global (Cayman) Limited 89 Nexus Way Camana Bay Grand Cayman Cayman Islands KY1-9009 Attention: Bing Li, Chief Executive Officer

LIAN ONCOLOGY

By: Name: Title:	/s/ Bing Li Bing Li Authorized Representative

LIAN CARDIOVASCULAR

By: Name: Title:	/s/ Bing Li Bing Li Authorized Representative

[Signature Page to Option Agreement]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be signed in its name by its duly authorized officer.

MYOKARDIA, INC.

By:	/s/ Jacob Bauer
Name:	Jacob Bauer
Title:	Chief Business Officer

[Signature Page to Option Agreement]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be signed in its name by its duly authorized officer.

QED THERAPEUTICS, INC.

By:	/s/ Michael Henderson
Name:	Michael Henderson
Title:	Chief Executive Officer

[Signature Page to Option Agreement]

SCHEDULE 1

SCHEDULE OF SUBSIDIARIES

Lian Oncology

c/o Ogier Global (Cayman) Limited

89 Nexus Way

Camana Bay

Grand Cayman

Cayman Islands KY1-9009

Attention: Bing Li, Chief Executive Officer

Lian Cardiovascular

c/o Ogier Global (Cayman) Limited

89 Nexus Way

Camana Bay

Grand Cayman

Cayman Islands KY1-9009

Attention: Bing Li, Chief Executive Officer

SCHEDULE 2

SCHEDULE OF HOLDERS

MyoKardia, Inc.

Address:

MyoKardia, Inc.

1000 Sierra Point Parkway

Brisbane, CA 94005

United States of America

Attention: Legal Department

Email: legal@myokardia.com

With copies to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

United States of America

Attention: Mitchell Bloom

Email: mbloom@goodwinlaw.com

QED Therapeutics, Inc.

QED Therapeutics, Inc.

421 Kipling Street

Palo Alto, CA 94301, USA

Attention: Chief Executive Officer

EXHIBIT A

FORM NOTICE OF EXERCISE

(to be executed only upon exercise)

To:	LianBio

[●]

(1) Immediately prior to and contingent upon the consummation of the Liquidity Event, the undersigned hereby elects to convert its [Subsidiary Shares], [Subsidiary Warrants] into the [Equivalent Lian Shares] or [Equivalent Lian Warrants] of the Company pursuant to the terms of the attached Agreement.

(2) As of the date hereof, the undersigned holds the following securities in the following Subsidiaries:

(Please indicate the class and type of security, and the name of the appropriate Subsidiary.)

(3) Please issue said [Equivalent Lian Shares][Equivalent Lian Warrants] in the name of the undersigned or in such other name as is specified below:

The [Equivalent Lian Shares][Equivalent Lian Warrants] shall be delivered to the following:

(4) Accredited Investor. The undersigned represents and warrants that it is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

(5) Investment Representations; Restrictions on [Equivalent Lian Shares][Equivalent Lian Warrants]. The undersigned covenants and agrees that the securities acquired hereunder are for the account of the undersigned and are not acquired with a view to, or for sale in connection with, any distribution thereof (or any portion thereof) and with no present intention (at any such time) of offering and distributing such securities (or any portion thereof).

Name of Entity:

Signature of Authorized Signatory of Investing Entity:

Name of Authorized Signatory:

Title of Authorized Signatory:

Date:

EXHIBIT B

FORM SUBSIDIARY JOINDER AGREEMENT

[DATE]

The undersigned (a “Joining Subsidiary”) hereby acknowledges and agrees to become a party to the Amended and Restated Option Agreement, dated as of [*], by and among LianBio, an exempted company organized under the laws of the Cayman Islands (the “Company”), the Subsidiaries (as defined therein) and the Holders (as defined therein) (the “Agreement”).

Capitalized terms used but not defined herein shall have the meanings ascribed in the Agreement.

By execution of this joinder, the Joining Subsidiary hereby authorizes the Company to append this joinder to the Agreement as evidence thereof and agrees to be bound as a Subsidiary pursuant to the Agreement.

[NAME OF JOINING SUBSIDIARY]

By:
Name:
Title:

ACKNOWLEDGED AND CONFIRMED
as of the date first above written:

LIANBIO

By:
Name:
Title:

EXHIBIT C

FORM HOLDER JOINDER AGREEMENT

[DATE]

The undersigned (a “Joining Holder”) hereby acknowledges and agrees to become a party to the Amended and Restated Option Agreement, dated as of [*], by and among LianBio, an exempted company organized under the laws of the Cayman Islands (the “Company”), the Subsidiaries (as defined therein) and the Holders (as defined therein) (the “Agreement”).

Capitalized terms used but not defined herein shall have the meanings ascribed in the Agreement.

By execution of this joinder, the Joining Holder hereby authorizes the Company to append this joinder to the Agreement as evidence thereof and agrees to be bound as a Holder pursuant to the Agreement.

[NAME OF JOINING HOLDER]

By:
Name:
Title:

ACKNOWLEDGED AND CONFIRMED
as of the date first above written:

LIANBIO

By:
Name:
Title: